Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and the related Prospectus/Offer to Exchange of Yatra Online, Inc. and to the incorporation by reference therein of our report dated July 31, 2019 with respect to the consolidated financial statements of Yatra Online, Inc. included in its Annual Report (Form 20-F) for the year ended March 31, 2019, filed with Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurugram, Haryana, India

January 17, 2020